Exhibit 99.1

BLACKSTONE MORTGAGE TRUST, INC. ANNOUNCES

TERMINATION OF TAX PRESERVATION RIGHTS AGREEMENT

New York, NY – May 28, 2013 – Blackstone Mortgage Trust, Inc. (NYSE: BXMT) (the “Company”) today announced that it entered into the Second Amendment (the “Amendment”) to the Company’s Tax Preservation Rights Agreement, dated as of March 3, 2011 (as amended by the First Amendment to Rights Agreement, the “Rights Agreement”), by and between the Company and American Stock Transfer and Trust Company, LLC, as rights agent, to shorten the time period prior to the final expiration date of the Company’s preferred stock purchase rights (the “Rights”) from the close of business on March 14, 2014 to the close of business on May 28, 2013. Accordingly, as of the close of business on May 28, 2013, the Rights expired and the Rights Agreement effectively terminated as of such time.

About Blackstone Mortgage Trust

Blackstone Mortgage Trust, Inc. (NYSE: BXMT) is a real estate finance company that primarily originates and purchases senior mortgage loans collateralized by properties in the United States and Europe. The Company is externally managed by BXMT Advisors L.L.C., a subsidiary of The Blackstone Group L.P. (“Blackstone”), and is a real estate investment trust traded on the NYSE under the symbol “BXMT.” Blackstone Mortgage Trust, Inc. is headquartered in New York City. Further information is available at www.blackstonemortgagetrust.com.

About Blackstone

Blackstone (NYSE:BX) is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. Blackstone does this through the commitment of its extraordinary people and flexible capital. Blackstone’s alternative asset management businesses include the management of private equity funds, real estate funds, hedge fund solutions, credit-focused funds and closed-end funds. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.Blackstone.com. Follow Blackstone on Twitter @Blackstone.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this press release are subject to certain risks and uncertainties including, but not limited to, the risks indicated from time to time in Blackstone Mortgage Trust, Inc.’s Form 10-K for the fiscal year ended December 31, 2012 and Form 10-Q for the fiscal quarter ended March 31, 2013. Blackstone Mortgage Trust, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

MEDIA CONTACTS: for Blackstone Mortgage Trust, Inc.

Douglas Armer, +1 (212) 655-0220

Douglas.Armer@Blackstone.com